Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of Acurx Pharmaceuticals, LLC of our report dated April 2, 2021, on our audits of the financial statements of Acurx Pharmaceuticals, LLC as of December 31, 2020 and 2019 and for the years then ended, which includes an explanatory paragraph related to Acurx Pharmaceuticals, LLC’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts.”

/s/ CohnReznick LLP

Parsippany, New Jersey

May 26, 2021